Exhibit 99.1

FOR IMMEDIATE RELEASE

THE CHILDREN’S PLACE ANNOUNCES DEPARTURE OF
EXECUTIVE VICE PRESIDENT, FINANCE AND ADMINISTRATION

Secaucus, New Jersey – February  11, 2011 – The Children’s Place Retail Stores, Inc. (Nasdaq: PLCE), the largest pure-play children’s specialty apparel retailer in North America, today announced that Susan Riley, Executive Vice President, Finance and Administration, is leaving the Company. The Company has commenced a search for a Chief Financial Officer and will eliminate the position of Executive Vice President, Finance and Administration.

John Taylor, Vice President, Finance, will assume the position of Interim Principal Financial Officer and Bernard McCracken, Vice President, Controller, will assume the position of Interim Principal Accounting Officer.

Jane Elfers, President and Chief Executive Officer, said, “On behalf of the Board of Directors and senior management, I want to thank Sue for her many contributions to The Children’s Place. She has been very supportive during my transition to The Children’s Place and has helped to position the Company for long-term success. We wish her well in her future endeavors.”

About The Children’s Place Retail Stores, Inc.
The Children’s Place is the largest pure-play children’s specialty apparel retailer in North America. The Company designs, contracts to manufacture and sells fashionable, high-quality merchandise at value prices under the proprietary “The Children’s Place” brand name.  As of October 30, 2010, the Company owned and operated 1,005 stores and an e-Commerce site at www.childrensplace.com.

This press release may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Company's current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially. Some of these risks and uncertainties are described in the Company's filings with the Securities and Exchange Commission, including in the “Risk Factors” section of its annual report on Form 10-K for the fiscal year ended January 30, 2010. Included among the risks and uncertainties that could cause actual results and performance to differ materially are the risk that the Company will be unsuccessful in gauging fashion trends and changing consumer preferences, the risks resulting from the highly competitive nature of the Company’s business and its dependence on consumer spending patterns, which may be affected by a further downturn in the economy, and the risk that the cost of raw materials will increase beyond current expectations. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they were made. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

Contact: Jane Singer, Vice President, Investor Relations, (201) 453-6955